EXHIBIT 10.45

FORM OF EXECUTIVE RESTRICTED STOCK AGREEMENT

UNDER THE PACIFICARE HEALTH SYSTEMS, INC.

2005 EQUITY INCENTIVE PLAN

Pursuant to the terms of the Restricted Stock Grant Notice (the “Grant Notice”) and this Executive Restricted Stock Agreement (collectively, this “Agreement”), PacifiCare Health Systems, Inc., a Delaware corporation (“PacifiCare”), grants to the executive employee identified in the Grant Notice (the “Employee”) shares of PacifiCare’s Common Stock under the following terms and conditions:

WHEREAS, PacifiCare’s management has implemented a long-term incentive program by granting shares of restricted stock to certain executive employees;

WHEREAS, the restricted stock to be used for this long-term incentive program will be granted pursuant to the 2005 Equity Incentive Plan of PacifiCare (the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement;

WHEREAS, PacifiCare has determined that it would be to the advantage and best interest of PacifiCare and its stockholders to grant the shares provided for herein to the Employee as an inducement to remain in the service of PacifiCare or its Subsidiaries and as an incentive for increased efforts during such service; and

WHEREAS, the Employee has the title of Senior Vice President or above, or has a salary grade of X15 or above, and PacifiCare has determined that it would be to the advantage and best interest of PacifiCare and its stockholders to require the Employee to defer the receipt of all of the shares pursuant to the provisions of Article 4 of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan. Whenever the following capitalized terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.

Section 1.1    Chief Financial Officer

“Chief Financial Officer” shall mean the Chief Financial Officer of PacifiCare.

Section 1.2    Date of Grant

“Date of Grant” shall mean the date of grant of the Shares as set forth in the Grant Notice.

Section 1.3    Director

“Director” shall mean a member of the Board of Directors of PacifiCare.

Section 1.4    Disability

“Disability” for purposes of this Agreement shall mean that an Employee is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of PacifiCare.

Section 1.5    Initial Election Period

“Initial Election Period” shall mean the 30-day period following the date an Eligible Executive is first notified by the Committee that he or she is required to defer receipt of the Shares pursuant to the provisions of Article 4 of this Agreement.

Section 1.6    Key Employee

“Key Employee” shall mean for purposes of Article 4 of this Agreement, and in accordance with Section 409A of the Code, a key employee as set forth below and as defined in Section 416(i) of the Code, without regard to paragraph (5) thereof, of a corporation any stock in which is publicly traded on an established securities market or otherwise.

(a)    An officer of PacifiCare having an annual compensation greater than $130,000, as adjusted at the same time and in the same manner as under Section 415(d) of the Code, except that the base period shall be the calendar quarter beginning July 1, 2001 (which amount is $135,000 for the Year beginning January 1, 2005). Not more than fifty (50) employees or, if less, the greater of three (3) employees or ten percent (10%) of the employees shall be considered as officers for purposes of this subsection.

(b)    A five percent owner of PacifiCare.

(c)    A one percent owner of PacifiCare having an annual compensation from PacifiCare of more than $150,000.

Whether an employee is a five percent owner or a one percent owner shall be determined in accordance with Section 416(i)(1)(B) of the Code.

Section 1.7    Payment Eligibility Date

“Payment Eligibility Date” shall mean the first day of the month following the end of the calendar quarter in which the Employee has a Termination of Service or dies.

Section 1.8    Pronouns

The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 1.9    Retirement

“Retirement” or “Retire” for purposes of Article 4 of this Agreement shall mean the Employee’s Termination of Service which occurs after the sum of the following two factors, counting partial periods and rounding up to the nearest whole number, meet or exceed a total of fifty-five (55): (i) the Employee’s age and (ii) the Employee’s number of Years of Service with PacifiCare and its Subsidiaries.

Section 1.10    Secretary

“Secretary” shall mean the Secretary of PacifiCare.

Section 1.11    Section 409A Change of Control

“Section 409A Change of Control” shall mean a Change of Control (as defined in the Plan) that also includes the occurrence of any of the following: (i) the date that any one person or persons acting as a group acquires ownership of PacifiCare stock constituting more than fifty percent (50%) of the total fair market value or total voting power of PacifiCare; (ii) the date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the stock of PacifiCare possessing thirty-five percent (35%) or more of the total voting power of the stock of PacifiCare; (iii) the date that any one person or persons acting as a group acquires assets from PacifiCare that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of PacifiCare immediately prior to such acquisition; or (iv) the date that a majority of members of PacifiCare’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or elections. The determination of whether an event constitutes a Section 409A Change of Control shall be made in accordance with its definition under Section 409A of the Code and its regulations and other guidance thereunder.

Section 1.12    Shares

“Shares” shall mean the shares of Common Stock granted to the Employee under this Agreement.

Section 1.13    Subsidiary

“Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with PacifiCare if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Section 1.14    Termination of Employment

“Termination of Employment” shall mean the time when the Employee ceases to be an employee or consultant of PacifiCare or a Subsidiary, in either case, for any reason, including, but not limited to, a termination by resignation, discharge, death or retirement, but excluding terminations where there is a simultaneous employment, engagement or appointment of the Employee as an employee, consultant or a Director of PacifiCare or a Subsidiary. For purposes of the Plan and this Agreement, if an entity ceases to be a Subsidiary of PacifiCare (a “Former Subsidiary”), an employee of such Former Subsidiary who does not continue as an employee or service provider in respect of PacifiCare or another Subsidiary after such giving effect to such Former Subsidiary’s change in status shall be deemed to have suffered a Termination of Employment. The Committee, in its discretion, shall determine the effect of all other matters and questions relating to Termination of Employment, including, but not limited to, the question of whether particular leaves of absence constitute Terminations of Employment, subject to the requirements of applicable laws.

Section 1.15    Termination of Service

“Termination of Service” for purposes of Article 4 of this Agreement shall mean a Termination of Employment of the Employee that also qualifies as a “separation from service” from PacifiCare and its Subsidiaries for purposes of Section 409A of the Code.

Section 1.16    Year

“Year” shall mean the 12 consecutive month period beginning on January 1 and ending on December 31 of the same year.

Section 1.17    Year of Service

“Year of Service” shall mean a 12 consecutive month uninterrupted period of employment beginning on the Employee’s date of hire and anniversaries of such date of hire.

ARTICLE 2

GRANT OF SHARES

Section 2.1    Grant of Shares

On the terms and conditions set forth in this Agreement, PacifiCare agrees to grant to the Employee, and the Employee agrees to receive from PacifiCare, the number of Shares set forth in the Grant Notice.

Section 2.2    Consideration

The Employee is receiving the Shares in consideration of past services previously rendered or future services to be rendered during the Employee’s employment with PacifiCare, such that no payment is required from the Employee for the Shares.

Section 2.3    Rights as a Stockholder

The Employee shall not have any rights as a stockholder until the Shares are distributed to the Employee pursuant to the provisions of Article 4.

Section 2.4    No Retention Rights

Nothing in this Agreement or in the Plan shall confer upon the Employee a right to continue in the employ of PacifiCare or any Subsidiary or shall interfere with or restrict in any way the rights of PacifiCare and its Subsidiaries, which are hereby expressly reserved, to discharge the Employee.

Section 2.5    Additional Shares or Substituted Securities

If any extraordinary dividend or other extraordinary distribution occurs in respect of the Common Stock (whether in the form of cash, Common Stock, other securities or other property), or any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend), reverse stock split, reorganization, merger, combination, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of PacifiCare, or any similar, unusual or extraordinary corporate transaction (or event in respect of the Common Stock) or a sale of substantially all the assets of PacifiCare occurs, proportionate adjustments shall be made to the Shares (including the related Restricted Stock Units into which the Shares are converted pursuant to the provisions of Article 4) by the Committee in accordance with the provisions of Section 15 of the Plan.

ARTICLE 3

VESTING; RISKS OF FORFEITURE

Section 3.1    Risk of Forfeiture

The Shares shall initially be restricted Shares and shall be subject to a risk of forfeiture that shall lapse over the Employee’s period of continuous service with PacifiCare. Upon the Employee’s Termination of Employment for any reason, except death or Disability, prior to the vesting of the Shares, such Employee shall forfeit and lose all rights to any and all unvested Shares.

Section 3.2    Vesting of Shares

Subject to Sections 3.1 and 3.3, beneficial ownership of the Shares shall vest and the risk of forfeiture shall lapse on the vesting date or dates set forth in the Grant Notice applicable to the Shares (each, a “Vesting Date”).

Section 3.3    Acceleration of Vesting

(a)    Notwithstanding anything to the contrary in Section 3.2 hereof or any provisions in the Plan, the Employee acknowledges and agrees that instead of such contrary provisions, beneficial ownership of all of the Shares shall vest immediately upon the first to occur of the following events:

(i)    Employee’s death;

(ii)    Employee’s Disability; or

(iii)    The effective date of a Change of Control.

(b)    By a resolution adopted after the Shares are granted, the Committee may in its absolute discretion, on such terms and conditions as it may determine to be appropriate and subject to Section 3.1, accelerate the time at which the Shares or any portion thereof shall vest.

(c)    The Committee may make such determinations and adopt such rules and conditions as it, in its absolute discretion, deems appropriate in connection with a Change of Control and acceleration of vesting, including, without limitation, provisions to ensure that any such acceleration shall be conditioned upon the consummation of the contemplated corporate transaction. All such determinations by the Committee shall be conclusive.

ARTICLE 4

MANDATORY DEFERRAL OF RECEIPT OF SHARES

Section 4.1    Mandatory Deferral of Shares

An Employee’s Shares are automatically deferred pursuant to the provisions of this Article 4. The terms governing such mandatory deferral of the Shares as set forth in this Article 4 is referred to herein as the “Deferral Program.”

Section 4.2    Terms of Deferral of the Shares

The Employee will be deemed to have elected to defer receipt of his or her Shares pursuant to the provisions of this Deferral Program.

Section 4.3    Conversion of Shares into Restricted Stock Units

The Shares deferred will automatically be converted into an equal number of restricted stock units (the “Restricted Stock Units”) on the Date of Grant. The Restricted Stock Units will continue to be subject to the terms and conditions of the Plan. The number of Restricted Stock Units shall be credited to an account established under the Plan for the Employee (the “Restricted Stock Unit Account”) in the name of the Employee. The Restricted Stock Units shall have the same vesting schedule as the Shares as provided in Section 3.2 and shall be subject to acceleration of vesting to the same extent as the Shares as provided in Section 3.3. If the Restricted Stock Units do not vest, upon Termination of Employment of the Employee, the unvested Restricted Stock Units will be surrendered to PacifiCare for cancellation. The number of Restricted Stock Units established by deferrals of the Shares shall remain constant over the deferral period, except as provided in Section 2.6.

Section 4.4    Distribution Election.

(a)    Those individuals that have the title of Senior Vice President or above or have a salary grade of X15 or above on the effective date of the Plan (“Eligible Executives”) may make distribution elections with respect to any Shares that may be granted to such individuals after such election and during the 2005 Year by filing a written distribution election with the Committee no later than 30 days following the effective date of the Plan.

(b)    For Years following 2005, Eligible Executives may file a written distribution election with the Committee no later than December 31 of the preceding Year that shall be applicable with respect to any Shares that may be granted to the Eligible Executive in all following Years. Except as otherwise provided in this Section 4.4, all distribution elections, once made, are irrevocable.

(c)    Upon an individual being employed as an Eligible Executive or an employee being promoted to a position where he or she is an Eligible Executive following the effective date of the Plan, such individual may make distribution elections for Shares to be granted to the Eligible Executive after such election and during such Year by filing with the Committee a distribution election, on a form provided by the Committee, no later than the last day of his or her Initial Election Period. Such election shall only apply to Shares granted to the Eligible Executive following the filing of the election. Distribution elections made pursuant to this subsection (c) shall be irrevocable, except as otherwise provided in this Section 4.4.

(d)    Any distribution election made under this Section 4.4 shall be irrevocable and shall apply to any Shares that may be granted to the Eligible Executive during subsequent Years until the Eligible Executive makes a new election; provided, however, that a distribution election may not be changed for the first Year with respect to which the Eligible Executive files a distribution election after the election is filed. With respect to subsequent Years, a distribution election may not be changed except as follows. An Eligible Executive may make changes to his or her election, subject to the limitations set forth in this Article 4, to change the distribution under a previous election by filing with the Committee on forms provided by the Committee, a new election on or before the December 31 preceding the Year for which the new election is to apply. Such distribution election shall only apply with respect to Shares granted in subsequent Years following the Year in which the new election is filed.

(e)    If an Eligible Executive does not elect to file a distribution election with respect to Shares granted during one or more Years, such Shares will be paid in accordance with the Plan’s default form of distribution specified in Section 4.7.

Section 4.5     Duration of Deferral Election.    Deferral elections for Shares may be made in accordance with the procedures set forth in Section 4.6 for distributions on a future Scheduled Payment Date while still employed, and/or as specified in Section 4.7 with respect to the form of distribution that shall apply upon a Termination of Service. However, with respect to Scheduled Payment Date distribution elections made in accordance with Section 4.6, Eligible Executives may not defer receipt of the Shares for less than a minimum of four (4) years from the Date of Grant of the Shares. Additionally, for Eligible Executives with a title of Executive Vice President or above, or a salary grade of X16, only up to one-half of the Shares may be elected to be distributed pursuant to Section 4.6 on a Scheduled Payment Date while still employed rather than upon a Termination of Service pursuant to Section 4.7.

Section 4.6    Scheduled Payment Date Distributions.

(a)    An Eligible Executive may elect to have Shares deferred during a given calendar year paid on a specified future date while still employed (the “Scheduled Payment Date”). This election shall apply to the Shares granted during the Year specified by the Eligible Executive on his or her distribution election form. An Eligible Executive may elect different Scheduled Payment Dates for Shares deferred for different Years. The Scheduled Payment Date shall be set forth on the Eligible Executive’s distribution election form for such Year. Any Shares that the Eligible Executive elects to be paid on a Scheduled Payment Date shall be paid upon the later of (i) the Scheduled Payment Date, or (ii) the date the Shares vest.

(b)    A distribution pursuant to this Section 4.6 of less than the Eligible Executive’s entire interest in the Restricted Stock Unit Account shall be made pro rata from his or her Restricted Stock Unit Account. All early distributions pursuant to this Section 4.6 shall be made in either: (i) a lump sum payment; (ii) annual installments over a period of three years; or (iii) annual installments over a period of five years. Notwithstanding the foregoing, if the value of the Restricted Stock Unit Account balance to be distributed on the Scheduled Payment Date is $50,000 or less as of the Scheduled Payment Date, then such balance will be distributed in the form of a single lump sum payment on the Scheduled Payment Date.

(c)    Notwithstanding anything to the contrary in this subsection, if an Eligible Executive has a Termination of Service for any reason prior to the date on which a payment is scheduled to be made pursuant to this Section 4.6, the Eligible Executive’s entire Restricted Stock Unit Account balance will be paid pursuant to the provisions of Section 4.7.

Section 4.7    Termination of Service Distributions.

(a)    If the Employee has a Termination of Service on or after Retirement or as a result of a Disability, except as specified in Section 4.7(c) with respect to Key Employees, the aggregate amount of the vested Restricted Stock Units credited to the Restricted Stock Unit Account (the “Vested Amount”) shall be paid to the Employee in the form of distribution method selected by the Employee on his or her distribution election form applicable to such deferrals. If the Employee does not select a form of distribution method on a distribution election form with respect to all or a part of the Vested Amount, except as specified in Section 4.7(c) with respect to Key Employees, such portion of the Vested Amount shall be paid to the Employee in the form of substantially equal annual installments over five years beginning on a date as soon as administratively possible from his or her Payment Eligibility Date.

Notwithstanding anything to the contrary in this subsection, if the value of the Vested Amount is $50,000 or less as of the Payment Eligibility Date then the entire Vested Amount contained in the Restricted Stock Unit Account will be distributed in the form of a single lump sum payment as soon as administratively possible from the Employee’s Payment Eligibility Date.

(b)    If the Employee has a Termination of Service prior to Retirement for reasons other than Disability, except as specified in Section 4.7(c) with respect to Key Employees, the Vested Amount shall be paid to the Employee (and after his or her death to his or her Beneficiary) in a lump sum as soon as administratively possible from the Employee’s Payment Eligibility Date.

(c)    Notwithstanding anything to the contrary set forth herein, distributions to a Key Employee as a result of Termination of Service, including Termination of Service on or after Retirement, whether the distribution is made in the form of a lump sum or installments, shall not be made or the payments may not begin before the date which is six (6) months following the date of the Termination of Service, or, if earlier, the date of death or Disability of the Key Employee.

Section 4.8    Distributions of Restricted Stock Unit Account Upon a Section 409A Change of Control.

(a)    If a Section 409A Change of Control occurs, the balance of the Restricted Stock Unit Account of the Employee will be paid to the Employee (or Beneficiary) in a lump sum as soon as administratively possible after such Section 409A Change of Control.

(b)    Following a Section 409A Change in Control, no changes in this Agreement, the Plan, or in any documents evidencing an election to defer compensation, and no adjustments, determinations or other exercises of discretion by the Committee or PacifiCare’s Board of Directors that were made subsequent to the Section 409A Change in Control and that would have the effect of diminishing the Employee’s rights or payments under this Agreement or this Section 4.7, or of causing the Employee to recognize income (for federal income tax purposes) with respect to the Employee’s Restricted Stock Unit Account prior to the actual distribution to the Employee of such Restricted Stock Unit Account, shall be effective.

Section 4.9    Form of Distribution.

Upon the occurrence of any event giving rise to a distribution, the Shares shall be distributed in shares of Common Stock equal to the number of Restricted Stock Units of Common Stock converted on the date of deferral of the Shares as determined by Section 4.3 which have vested pursuant to the original vesting schedule for the Shares. Such Shares shall be distributed as provided in Sections 4.6, 4.7, 4.8 and 4.10.

Section 4.10    Unforeseeable Emergency Withdrawals.

(a)    The Committee may, pursuant to rules adopted by it and applied in a uniform manner to similarly situated executive employees, accelerate the date of distribution of all or any portion of the Employee’s Restricted Stock Unit Account, because of an unforeseeable emergency.

(b)    Unforeseeable emergency means a severe financial hardship to the Employee resulting from an illness or accident of the Employee, the Employee’s spouse, or a dependent (as described in Section 152(a) of the Code) of the Employee, loss of the Employee’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Employee. Determinations of unforeseeable emergency shall be made in a manner consistent with its definition as provided in Section 409A of the Code and its regulations and other guidance thereunder.

(c)    Payment of any amount with respect to which a Employee has filed a request under this Section 4.10 shall be made as soon as practicable after approval of such request by the Committee, but shall be limited to the amount necessary to satisfy the unforeseeable emergency. Distributions made pursuant to this Section 4.10 shall be without penalty.

Section 4.11    Acceleration of Payments.

Payments made under this Article 4 may be accelerated only upon the occurrence of an event specified in this Section 4.11.

(a)    A payment may be accelerated if such payment is made to an alternate payee pursuant to and following the receipt and qualification of a domestic relations order as defined in Section 414(p) of the Code.

(b)    Payment may be accelerated as may be necessary to comply with a certificate of divestiture as defined in Section 1043(b)(2) of the Code.

(c)    A payment may be accelerated if the amount of the payment is not greater than Fifty Thousand Dollars ($50,000), or such lesser amount as is permitted under Section 409A of the Code and its regulations and other guidance thereunder, and at the time the payment is made, the amount constitutes the Employee’s entire interest under the Restricted Stock Unit Account and the amount is distributed in the form of a lump sum.

(d)    A payment may be accelerated to the extent required to pay the Federal Insurance Contributions Act tax imposed under Sections 3101 and 3121(v)(2) of the Code with respect to compensation deferred under the Plan (the “FICA Amount”). Additionally, a payment may be accelerated to pay the income tax on wages imposed under Section 3401 of the Code on the FICA Amount and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 wages and taxes. The total payment under this subsection (d) may not exceed the aggregate of the FICA Amount and the income tax withholding related to the FICA Amount.

Section 4.12    No Discretionary Distributions.

Except as expressly provided in this Article 4, the Committee shall not exercise discretion with respect to timing or form of distributions of Shares deferred pursuant to this Article 4, but shall make distributions at the time specified in this Article 4 and in the form elected by the Employee. If the Employee has not elected a form of distribution, then payments shall be made in the default form of distribution specified in this Article 4.

Section 4.13    Claims Procedures.

The claims procedures set forth on Appendix A attached hereto shall apply for all benefits payable under the Deferral Program except for Disability benefits. The claims procedures applicable to Disability benefits are set forth on Appendix B attached hereto. The Committee is the “Administrator” of the claims procedures.

Section 4.14    Termination of Eligible Executive Status.

The Committee may determine that the Employee is no longer an Eligible Executive. If the Committee makes such determination, then the Committee also shall determine if such former Eligible Executive’s deferred Shares shall be (i) paid to the Employee as soon as administratively feasible to the extent such payment would meet the requirements of Section 4.11(c), or (ii) held and paid in accordance with the terms of this Article 4. Once the Employee is determined by the Committee to no longer be an Eligible Executive, he or she may not make any changes to his or her deferral election.

Section 4.15    Compliance with Section 409A of the Code.

The provisions of this Article 4 are intended to comply with the requirements of Section 409A of the Code and regulations and other guidance thereunder. The Committee shall interpret the provisions of this Article 4 in a manner consistent with the requirements of Section 409A of the Code and regulations and other guidance thereunder. To the extent one or more provisions of this Article 4 do not comply with Section 409A of the Code, such provision shall be automatically and immediately voided and shall be amended as soon as administratively feasible and shall be administered to so comply.

ARTICLE 5

MISCELLANEOUS

Section 5.1    Shares Granted Under The Plan

The Shares will be granted under the Plan, and will be governed by the terms of the Plan.

Section 5.2    Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Employee, PacifiCare and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Shares.

Section 5.3    Shares Not Transferable

Prior to the applicable Vesting Date, none of the Shares or the Restricted Stock Unit Account, nor any interest or right therein or part thereof, may be transferred, alienated, pledged, encumbered, assigned or otherwise disposed of by the Employee, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.3 shall not prevent transfers by will, by qualified domestic relations order or by the applicable laws of descent and distribution.

Section 5.4    Notices

Any notice to be given under the terms of this Agreement to PacifiCare shall be addressed to PacifiCare in care of its President or Chief Financial Officer and any notice to be given to the Employee shall be addressed to him at the address given beneath his signature hereto. By a notice given pursuant to this Section 5.4, either party may hereafter designate a different address for notices to be given to him. Any notice which is required to be given to the Employee shall, if the Employee is then deceased, be given to the Employee’s personal representative if such representative has previously informed PacifiCare of his status and address by written notice under this Section 5.4. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

Section 5.5    Withholding

The Employee hereby authorizes any required withholding from, at PacifiCare’s election, the Shares, payroll and any other amounts payable to Employee and otherwise agrees to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of PacifiCare, if any, which arise in connection with the vesting or issuance of the Shares. Unless the tax withholding obligations of PacifiCare are satisfied, PacifiCare shall have no obligation to issue the Shares.

The Employee may satisfy any federal, state or local tax withholding obligation relating to the vesting or issuance of any Shares by any of the following means (in addition to PacifiCare’s right to withhold from any compensation paid to the Employee by PacifiCare) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing PacifiCare to withhold shares of Common Stock from shares of Common Stock distributed to the Employee pursuant to Article 4, having a fair market value, determined as of the date of withholding, not in excess of the amount of such tax obligation; (iii) delivering to PacifiCare owned and unencumbered shares of Common Stock having a fair market value, determined as of the date of delivery, not in excess of such tax obligation; or (iv) pursuant to the provisions of Section 4.11(d). A share withholding election shall be deemed made when written notice of such election, signed by the Employee, has been delivered or transmitted to the Secretary or Chief Financial Officer of PacifiCare at its then principal office. Delivery of such notice shall constitute an irrevocable election to have shares withheld.

Section 5.6    Titles

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 5.7    Inconsistency between Agreement and Plan

In the event of any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

Section 5.8    Choice of Law

This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

APPENDIX A

NON-DISABILITY CLAIMS PROCEDURES

The following claims procedures shall apply for all benefits payable under the Deferral Program except for Disability benefits. The claims procedures applicable to Disability benefits are set forth on Appendix B attached hereto.

(a)    Any application for benefits, inquiries about the Deferral Program or inquiries about present or future rights under the Deferral Program must be submitted to the Administrator in writing by an applicant (or his or her authorized representative).

(b)    In the event that any application for benefits is denied in whole or in part, the Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(i)    the specific reason or reasons for the denial;

(ii)    references to the specific Deferral Program and/or Plan provisions upon which the denial is based;

(iii)    a description of any additional information or material that the Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(iv)    an explanation of the Deferral Program’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described below.

This notice of denial will be given to the applicant within a reasonable period of time, but not later than ninety (90) days after the Administrator receives the application, unless special circumstances require an extension of time; in which case the Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Administrator is to render its decision on the application.

(c)    Any person (or that person’s representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Administrator within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to the Administrator.

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A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Administrator may require the applicant to submit) written comments, documents, records and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)    The Administrator will act on each request for review within a reasonable period of time, but not later than sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Administrator is to render its decision on the review. If the extension of review is due to the applicant’s failure to submit information necessary to decide a claim, the period for making the decision on review shall be tolled from the date on which the notification of the extension is sent to the application until the date on which the applicant responds to the request for additional information.

(e)    The Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(i)    the specific reason or reasons for the denial;

(ii)    references to the specific Deferral Program and/or Plan provisions upon which the denial is based;

(iii)    a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(iv)    a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(f)    The Administrator will establish rules and procedures, consistent with the Deferral Program and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

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(g)    No legal action for benefits under the Deferral Program may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described above, (ii) has been notified by the Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described above, and (iv) has been notified in writing that the Administrator has denied the appeal.

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APPENDIX B

DISABILITY CLAIMS PROCEDURES

The following claim procedures shall apply only for Disability benefits payable under the Deferral Program. An Authorized Representative may act on the Claimant’s behalf in pursuing a benefit claim or appeal of an Adverse Benefit Determination.

1.	Definitions.

A.     “Adverse Benefit Determination” means any of the following:

(i)    a denial, reduction, or termination of a benefit by the Deferral Program, or a failure of the Deferral Program to provide or make payment (in whole or in part) for a benefit; and

(ii)    a denial, reduction, or termination of a benefit by the Deferral Program, or a failure of the Deferral Program to provide or make payment (in whole or in part) for a benefit resulting from the application of any utilization review.

B.    “Authorized Representative” means an individual who is authorized to represent a Claimant with respect to any claims or appeals filed pursuant to these procedures. Whether an individual is an Authorized Representative will be determined by the Administrator in accordance with reasonable procedures established by the Administrator.

C.    “Claimant” means the Employee or his or her beneficiary who has submitted a claim for benefits in accordance with these claims procedures.

D.    “Disability Claim” means a claim for benefits under the Deferral Program for which the Claimant must show disability and the Administrator must find make a determination of disability in order for the Claimant to receive benefits.

E.    “Health Care Professional” means a physician or other health care professional who is licensed, accredited, or certified to perform specified health services consistent with applicable state law.

F.    “Relevant Records” means any document, record, or other information that:

(i)    the Administrator relied upon in making a benefit determination for the Claimant’s claim;

(ii)    was submitted, considered, or generated in the course of making the benefit determination for a claim, without regard to whether such document, record, or other information was relied upon in making the benefit determination;

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(iii)    demonstrates compliance with the administrative processes and safeguards required pursuant to Department of Labor Regulations in making the benefit determination for a claim; or

(iv)    constitutes a statement of policy or guidance with respect to the Deferral Program concerning the denied treatment option or benefit for a Claimant’s diagnosis, without regard to whether such advice or statement was relied upon in making the benefit determination.

2.    Claims Procedure–Disability Claims.    In the case of a Disability Claim, the Administrator will notify the Claimant of the Deferral Program’s Adverse Benefit Determination within a reasonable time, but not later than forty-five (45) days after the Deferral Program receives the claim. The Administrator may extend this period for up to thirty (30) days, provided that the Administrator both (i) determines that such an extension is necessary due to matters beyond the control of the Deferral Program, and (ii) notifies the Claimant, prior to the expiration of the initial forty-five (45) day period, of the circumstances requiring the extension of time and the date by which the Administrator expects to make a decision.

If, prior to the end of the first thirty (30) day extension period, the Administrator determines that, due to matters beyond the control of the Administrator, a decision cannot be rendered within the first thirty (30) day extension period, the period for making a determination may be extended for an additional thirty (30) days. Such additional extension is permitted only if (i) the Administrator notifies the Claimant, prior to the end of the first thirty (30) day extension, of the circumstances requiring the second thirty (30) day extension and (ii) the Administrator notifies the Claimant of the date the Administrator expects to render the decision.

Any notice of extension will explain the standards on which the Claimant’s entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve these issues. A Claimant will be given at least forty-five (45) days to provide the requested information.

3.    Calculating Time Periods For Claims Procedure.    The time within which a benefit determination is required to be made will begin at the time a claim is filed in accordance with these procedures, without regard to whether all the information necessary to make a benefit determination accompanies the filing. In the event that the time within which a benefit determination is required to be made is extended due to the Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination will be suspended from the date on which the Administrator sends the notification of extension to the Claimant until the date on which the Claimant responds to the request for additional information.

4.    Notice of Benefit Determination.    The Administrator will provide the Claimant with written or electronic notification of any Adverse Benefit Determination. If the notice of an Adverse Benefit Determination is provided electronically, such notice will comply with the standards imposed by the Department of Labor Regulations.

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Any notice of Adverse Benefit Determination will set forth, in a manner calculated to be understood by the Claimant:

A.    the specific reason or reasons for the Adverse Benefit Determination;

B.    references to the specific Deferral Program and/or Plan provisions on which the Adverse Benefit Determination is based;

C.    a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary;

D.    a description of the Deferral Program’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an Adverse Benefit Determination on review; and

E.    if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the Adverse Benefit Determination, either (i) the specific rule, guideline, protocol, or other similar criterion, or (ii) a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the Adverse Benefit Determination and that a copy of such rule, guideline, protocol, or other criterion will be provided free of charge to the Claimant upon request.

5.    Review Procedure.    If the Claimant receives an Adverse Benefit Determination, the Claimant may appeal the Adverse Benefit Determination within one hundred eighty (180) days after the Claimant’s receipt of the notice of Adverse Benefit Determination. The Claimant must make any appeal in writing. The appeal must be addressed to the Review Panel of the Administrator.

During the one hundred eighty (180) day period, the Claimant may:

A.    submit written comments, documents, records, and other information relating to the claim for benefits; and

B.    request and receive, free of charge, reasonable access to, and copies of, all Relevant Records.

The Review Panel shall consist of one or more individuals who are neither the individuals who made the initial Adverse Benefit Determination, nor the subordinate of any of such individuals. The review of the Claimant’s appeal will not give deference to the initial Adverse Benefit Determination. The review will take into account all comments, documents, records, and other information that the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

In deciding the appeal of an Adverse Benefit Determination that is based in whole or in part on a medical judgment, the Review Panel will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical

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judgment. Such health care professional must be an individual who is neither the individual who was consulted in connection with the initial Adverse Benefit Determination, nor the subordinate of such individual.

The Review Panel will provide the Claimant with the identification of medical or vocational experts whose advice was obtained on behalf of the Deferral Program in connection with the Claimant’s Adverse Benefit Determination, without regard to whether the advice was relied upon in making the benefit determination.

6.    Timing of Notice of Benefit Determination on Review.    In the case of a Disability Claim, the Administrator will notify the Claimant of the Deferral Program’s benefit determination on review within a reasonable period, but not later than forty-five (45) days after the Administrator receives the Claimant’s request for review of an Adverse Benefit Determination. The Administrator may extend this period for up to an additional forty-five (45) days if the Administrator determines that special circumstances exist, such as the need to hold a hearing.

If the Administrator determines that an extension is required, the Administrator will provide the Claimant written notice of the extension before the end of the initial forty-five (45) day period. The extension notice will describe the special circumstances requiring the extension and the date by which the Administrator expects to make a decision on the Claimant’s appeal.

7.    Calculating Time Periods for Review Procedure.    The period of time within which a benefit determination on review is required to be made shall begin at the time an appeal is filed in accordance with subsection (e), without regard to whether all the information necessary to make a benefit determination on review accompanies the filing.

8.    Notice of Benefit Determination on Review.    The Administrator will provide the Claimant with written or electronic notification of the Deferral Program’s benefit determination on review. Any electronic notification shall comply with the Department of Labor Regulations.

In the case of an Adverse Benefit Determination, the notification will set forth, in a manner calculated to be understood by the Claimant:

A.    the specific reason or reasons for the Adverse Benefit Determination;

B.    reference to the specific Deferral Program and/or Plan provisions on which the benefit determination is based;

C.    a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all Relevant Records;

D.    a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA;

E.    if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the Adverse Benefit Determination, either the specific rule, guideline, protocol,

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or other similar criterion, or a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the Adverse Benefit Determination and that a copy of the rule, guideline, protocol, or other similar criterion will be provided free of charge to the Claimant upon request; and

F.    the following statement: “You and your plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact the local U.S. Department of Labor Office and your State insurance regulatory agency.”

9.    Administration.    The Administrator will establish rules and procedures, consistent with the Deferral Program and the ERISA, as necessary and appropriate in carrying out its responsibilities on reviewing benefit claims.

10.    Right to Bring Action.    No legal action for benefits under the Deferral Program may be brought until the Claimant (i) has submitted a written application for benefits in accordance with the procedures described above, (ii) has been notified by the Administrator that the application is denied, (iii) has filed a written request for review of the application in accordance with the appeal procedure described above, and (iv) has been notified in writing that the Administrator has denied the appeal.

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